As filed with the Securities and Exchange Commission on October 11, 2016

Registration No. 333-213591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6798	62-1543819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	6584 Poplar Avenue
	Memphis, Tennessee 38138
	(901) 682-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Eric Bolton, Jr.

Chairman of the Board of Directors and

Chief Executive Officer

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna, Esq.	Richard F. Mattern, Esq.	Keith M. Townsend, Esq.
Mark S. Opper, Esq.	Oscar L. Thomas, Esq.	Anthony W. Rothermel, Esq.
Goodwin Procter LLP	Bass, Berry & Sims PLC	King & Spalding LLP
The New York Times Building	The Tower at Peabody Place	1180 Peachtree Street, N.E.
620 Eighth Avenue	100 Peabody Place, Suite 1300	Atlanta, Georgia 30309
New York, New York 10018	Memphis, Tennessee 38103	Tel: (404) 572-4600
Tel: (212) 813-8800	Tel: (901) 549-5933	Fax: (404) 572-5100
Fax: (212) 355-3333	Fax: (901) 549-5999

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-213591

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-213591) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-4 (Registration No. 333-213591) is filed solely to file Exhibit 8.3 as an additional exhibit to the Registration Statement. No other changes have been made. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on October 11, 2016.

Mid-America Apartment Communities, Inc.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 11, 2016.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 11, 2016

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2016

* Alan B. Graf, Jr.	Director	October 11, 2016

* James K. Lowder	Director	October 11, 2016

* Thomas H. Lowder	Director	October 11, 2016

* Monica McGurk	Director	October 11, 2016

* Claude B. Nielsen	Director	October 11, 2016

* Philip W. Norwood	Director	October 11, 2016

* W. Reid Sanders	Director	October 11, 2016

* William B. Sansom	Director	October 11, 2016

* Gary Shorb	Director	October 11, 2016

* By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Index	Description of Document

2.1**+	Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Post Properties, Inc., Post GP Holdings, Inc. and Post Apartment Homes, L.P. (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement).

3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to the Registrant’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.11	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

3.12	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 24, 2015, as filed with the Tennessee Secretary of State on May 25, 2015 (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed on May 25, 2015 and incorporated herein by reference).

3.13	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc., dated as of December 3, 2013 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 2013 and incorporated herein by reference).

3.14**	Form of Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. (attached as Annex B to the joint proxy statement/prospectus included in this Registration Statement).

3.15**	Form of Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. Designating and Fixing the Rights and Preferences of the MAA Series I Preferred Stock (attached as Annex C to the joint proxy statement/prospectus included in this Registration Statement).

4.1	Form of Common Share Certificate of the Combined Corporation (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for fiscal year ended December 31, 1997 and incorporated herein by reference).

4.2**	Form of 8.50% Series I Cumulative Redeemable Preferred Stock Certificate

4.3	Indenture, dated as of October 16, 2013, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2013 and incorporated herein by reference).

4.4	First Supplemental Indenture, dated as of October 16, 2013, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association, including the form of 4.300% Senior Notes due 2023 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 16, 2013 and incorporated herein by reference).

4.5	Indenture governing 6.05% Senior Notes due 2016, dated December 13, 2013, by and among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank National Association, including the form of 6.05% Senior Notes due 2016 (Filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

4.6	Registration Rights Agreement related to the 6.05% Senior Notes due 2016, dated December 13, 2013, between Mid-America Apartments, L.P. and J.P. Morgan Securities LLC (Filed as Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

4.7	Form of 6.05% Senior Note due 2016 (Included in Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on December 19, 2013 and incorporated herein by reference).

4.8	Second Supplemental Indenture, dated as of June 13, 2014, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank national Association, including the form of 3.7500% Senior Notes due 2024 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2014 and incorporated herein by reference).

4.9	Third Supplemental Indenture, dated as of November 9, 2015, among Mid-America Apartments, L.P., Mid-America Apartment Communities, Inc. and U.S. Bank national Association, including the form of 4.000% Senior Notes due 2025 (Filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 9, 205 and incorporated herein by reference).

5.1**	Opinion of Bass, Berry & Sims PLC as to the legality of the securities.

8.1**	Tax Opinion of Goodwin Procter LLP.

8.2**	Tax Opinion of King & Spalding LLP.

8.3*	Tax Opinion of Bass, Berry & Sims PLC.

10.1	Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., dated as of October 1, 2013 (Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2013 and incorporated herein by reference).

21.1	List of Subsidiaries of Mid-America Apartment Communities, Inc. (Filed as Exhibit 21.1 to Mid-America Apartment Communities, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated herein by reference).

23.1**	Consent of Bass, Berry & Sims PLC as to the legality of the securities (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2**	Consent of Goodwin Procter LLP as to tax issues (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3**	Consent of King & Spalding LLP as to tax issues (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4**	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5**	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.6*	Consent of Bass, Berry & Sims PLC as to tax issues (included as part of the opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).

24.1**	Powers of Attorney (included on the signature page of this Registration Statement).

99.1**	Consent of Citigroup Global Markets Inc.

99.2**	Consent of J.P. Morgan Securities LLC.

99.3**	Form of Proxy Card of Mid-America Apartment Communities, Inc.

99.4**	Form of Proxy Card of Post Properties, Inc.

99.5**	Consent of Russell R. French named to become director of the Combined Corporation.

99.6**	Consent of Toni Jennings named to become director of the Combined Corporation.

99.7**	Consent of David P. Stockert named to become director of the Combined Corporation.

*	Filed herewith.
**	Previously filed.
+	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission.